Exhibit 99.1

The Alkaline Water Company Announces Strategic $1.5 Million Inventory Agreement

GLENDALE, ARIZONA -- February 6, 2025 (GLOBE NEWSWIRE) -- The Alkaline Water Company, Inc. (OTC: WTER -- hereinafter referred to as the “Company”), a leader in the beverage industry known for its purified alkaline water, enhanced with Himalayan rock salt, today announced a strategic bulk purchase of over $1,500,000 USD of inventory with Prima Verde LLC to be fulfilled through the issuance of 94,300,000 shares of Common Stock (Restricted) subject to a 12-month lock-up period (the “Shares”).

The Shares issued under this agreement will be subject to a strict 12-month holding period, with no impact on the Company’s current public float or near-term trading dynamics. This structure allows the Company to preserve cash while securing essential inventory for growth, without affecting current market trading conditions.

Based on the Company’s internal financial projections and operational analysis, this strategic transaction is expected to have the following impact:

- Projected improvement in cash position of approximately $1.2 million over the first six months of operations

- Anticipated acceleration of positive monthly cash flows by approximately two months

- Expected reduction in an initial cash burn by nearly $500,000 in the first month of implementation

- Projected substantial inventory turnover within the first 60 days of operation through planned distribution partnerships

“This strategic inventory agreement marks a watershed moment in our company’s revitalization,” said Ricky Wright, CEO of The Alkaline Water Company. “By securing essential inventory through a share-based transaction with a 12-month restriction period, we’re dramatically improving our cash flow trajectory while maintaining market stability. This structure reduces our negative cash position by approximately $1.2 million through June and accelerates our path to positive monthly cash flow, all without impacting on our current trading float. This improved financial foundation enables us to focus on executing our growth initiatives and rebuilding our market presence.”

The Company plans to leverage this inventory position through forthcoming agreements with retailers, brokers, distributors, and co-packers, which will be announced over the next several weeks. These partnerships are expected to facilitate efficient distribution and sales channels for the acquired inventory.

About The Alkaline Water Company, Inc.

The Alkaline Water Company, Inc., are the developers of Alkaline - a purified alkaline water, enhanced with Himalayan rock salt and engineered for a smooth and delicious taste.

1

Disclaimer Regarding Forward Looking Statements

This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon our current internal projections, expectations, and beliefs concerning future developments and their potential effects on the Company. No assurance can be given that future developments affecting us will be those that we anticipate. Such forward-looking statements include, but are not limited to, statements regarding projected improvements in cash position; anticipated acceleration of positive cash flows; expected reduction in cash burn; projected inventory turnover rates; and anticipated distribution partnerships.

Actual results may differ materially due to various factors including market conditions; competition; changes in consumer preferences; supply chain disruptions; regulatory changes; economic conditions; financing availability; and numerous other risks and uncertainties, including those detailed from time to time in our SEC filings.

The financial projections contained herein are based on our current internal analysis and assumptions about future events. These projections have not been reviewed by independent accountants and are subject to significant uncertainties and contingencies. Actual results may vary significantly from these projections.

Specifically, regarding our inventory purchase agreement and share issuance, investors should note that while the restricted shares are subject to a 12-month lock-up period, their eventual trading availability may affect future share price and dilution after the restriction period ends. The value of these shares may fluctuate significantly based on market conditions and trading activity. However, during the 12-month restriction period, these shares will not impact on the current public float or trading dynamics.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information

5524 North 51st Avenue

Glendale, Arizona 85301

Telephone: 480-582-3600

Website: www.thealkalinewaterco.com

Email: info@thealkalinewaterco.com

2